EXCLUSIVE LICENSE AND MANAGEMENT AGREEMENT

WALA, INC.

and

LANDSTAR, INC.

_____________, 2019

EXCLUSIVE LICENSE AND MANAGEMENT AGREEMENT

I

PARTIES

THIS EXCLUSIVE LICENSE AND MANAGEMENT AGREEMENT (the “Agreement”) is entered into effective as of the ____ day of ________, 2019 (the “Effective Date”), by and between WALA, INC., a Louisiana corporation doing business under the name ARCMAIL TECHNOLOGY (“ArcMail”); and, LANDSTAR, INC., a Nevada corporation (“LDSR”). ArcMail and LDSR are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A. ArcMail is in the business generally described as cybersecurity, with an emphasis on email archiving and encryption, and data loss prevention (the “Business”). As used herein, the term Business shall be all encompassing of all aspects of the business conducted by ArcMail, whether historical, current, or planned for the future.

B. LDSR is in the cybersecurity business.

C. ArcMail wishes to grant to LDSR hereunder an exclusive license for LDSR to operate, run, and exploit the Business on a worldwide basis, and LDSR wishes to receive the exclusive license, which exclusive license shall specifically include, without limitation, all goodwill of the Business.

D. In addition to the grant of the exclusive license hereunder, the Parties further wish to provide for the management of the Business.

E. The Parties has previously entered into that certain Term Sheet dated __ January 2019 (the “Term Sheet”). This Agreement shall expressly replace the Term Sheet, except for those provisions under the section titled “Binding Provisions”.

F. NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

GRANT OF EXCLUSIVE LICENSE

3.1 License. Subject to the terms and conditions of this License Agreement, ArcMail hereby licenses to LDSR, and LDSR holds, the exclusive right and license to use, sell, sublicense, market, and receive the benefits from the marketing, selling and licensing, of the ArcMail business products, including, without limitation, the good will of the Business (the “Exclusive License”).

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3.2 Scope of the Exclusive License. The scope of the Exclusive License shall be interpreted as broadly as possible, extending to all ArcMail products, product lines, new products, , including historical, current, and planned products. The Exclusive License shall permit LDSR the benefit of using all ArcMail assets, specifically excluding all Excluded Assets, and specifically including, without limitation, all good will; all intellectual property rights; intellectual property; know-how; trade secrets; technology; licensed technology; products; client lists; websites and social media accounts; and, improvements, corrections, and enhancements to all of the above (collectively, the “Business Assets”), for the purpose of marketing, selling and sublicensing the ArcMail productsand receiving the revenues and other financial benefits that flow from the sale and sublicensing of the ArcMail products and use of the Business Assets during the term of this Exclusive License.

3.3 Excluded Assets. For purposes of this Agreement, “Excluded Assets” is defined to include all assets of ArcMail not directly or indirectly used in the conduct of the Business, including, without limitation, office furniture and fixtures; equipment not otherwise specified; accounts receivable as of the Closing; pending or prospective legal actions on behalf of ArcMail for claims that have arisen prior to the Closing and, cash on hand at the Closing.

3.4 No Further Use or Licensing. As holders of the Exclusive License to all ArcMail products, LDSR shall have all right and control over the marketing, sale, sublicensing and distribution of the ArcMail business products during the Term of the License. ArcMail shall make no further use of the Business except as otherwise expressly provided for hereunder, and ArcMail shall grant no further licenses or sublicenses of any kind with regard to the Business to any third party during the Term.

3.5 Right to Sublicense. LDSR shall be permitted to grant sublicenses under the Exclusive License to any third party it controls by way of an ownership interest of at least eighty percent (80%). All sublicenses granted under this Section 3.5 shall comply with all provisions of this Agreement. ArcMail is to be notified 30 days in advance of sublicense grant. LDSR is still the party of contract with ArcMail and responsible for ensuring compliance with the agreement.

3.6 Relationship of the Parties. It is expressly agreed that each of the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so. LDSR shall not be liable, as principal, surety, guarantor, agent or otherwise, for any of the debts, obligations, or liabilities of ArcMail except as expressly provided for herein to contrary.

IV

MANAGEMENT AND CONDUCT OF THE BUSINESS

4.1 Financial Rights and Obligations of LDSR.

4.1.1. Revenue. Any and all revenue generated by the Business during the Term of this Agreement (except for any revenue coming from the Excluded Assets) shall belong solely to LDSR, even if (in the sole discretion of LDSR) LDSR chooses to have revenues collected by ArcMail on its behalf.

4.1.2. Expenses. LDSR shall be solely responsible for the payment of all expenses related to the operation of the Business during the Term, including, without limitation, sales and marketing related expenses; maintenance of technology infrastructure and third-party licenses; ongoing support of existing customers and tech support team; storage of records and documents; and, the employee related expenses under Section 4.3, below.

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4.2 Financial Rights and Obligations of ArcMail.

4.2.1. Retained Liabilities. ArcMail shall retain all responsibility for the payment of any and all of its obligations accruing or otherwise incurred or becoming due as of or before the Closing Date (the “Retained Liabilities”). ArcMail shall pay all Retained Liabilities in a manner so as to not unduly jeopardize or negatively impact the Exclusive License or the Business after the Closing Date.

4.2.2. Retained Receivables. ArcMail shall retain all rights to all accounts receivable accrued, owed, and billed as of the Closing Date (the “Retained Receivables”). LDSR shall render reasonable assistance to ArcMail (if so requested by ArcMail) to collect Retained Receivables.

4.2.3. On-Going Obligations. At all times after Closing ArcMail shall continue to be responsible for the timely payment of all costs and expenses related to (i) maintaining its corporate existence; (ii) preparation of financial statements in accordance with Section 4.5, below; and, (iii) ArcMail’s office facilities.

4.3 Employees. The employees of ArcMail (the “Employees”) shall remain employees of ArcMail, subject to determination by LDSR as to continued employment. If during the Term of this Exclusive License LDSR has decided to terminate any ArcMail employee, LDSR shall give Welch reasonable notice its intent to do so, not less than five (5) days before the intended termination, and Welch shall have final approval of termination of any ArcMail employee. Should Welch decide against such termination for any non-technical employee which includes development and technical support staff, LDSR shall no longer be responsible for the payment of that employee’s salary and all related costs and expenses. LDSR shall be responsible for the timely payment to ArcMail of all costs and expenses related to the Employees, including, without limitation, salaries, withholding, approved (by LDSR) reimbursements, and employee benefits. All ArcMail employees shall maintain their current salaries, with reasonable and customary periodical increases. All such Employees shall work remotely as there will be no office space maintained by ArcMail.

4.4 Management. Subject to the oversight and final decision-making authority of LDSR, Rory Welch (“Welch”) shall continue to serve as the CEO of ArcMail (without compensation by LDSR as Welch is expressly excluded from the definition of Employees hereunder). Welch shall, as an employee of ArcMail, subject to the direction of LDSR, at all times exercise his best efforts to promote and advance the good will of the Business, and the revenue production flowing from the ArcMail products and product lines.

4.4.1. Affirmative Obligations. At all times during the term of this Agreement Welch shall render services typically associated with the chief executive officer of a similarly sized company in the same industry, including, without limitation:

(a) Manage all costs and all pricing on a customer-by-customer basis, estimate all costs on new contracts, bid on and enter into new contracts, and control all costs for contracts in progress.

(b) Supervise and control the purchase of all materials, supplies, and services necessary for the Business to operate in an efficient manner.

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4.4.2. Negative Covenants. Welch shall have no authority, without the express written consent of LDSR, to purchase in the name of ArcMail or LDSR any assets outside the ordinary course of business, or incur any indebtedness outside the ordinary course of business. Welch further agrees that at no time shall Welch:

(a) permit anything to be done which will or might cause ArcMail to operate in an improper or illegal manner;

(b) cause a default in any of the terms, conditions and obligations of any of the contracts and other agreements of ArcMail;

(c) allow any of ArcMail’s licenses, permits, or approvals necessary for the operation of the Business to lapse, expire, or otherwise be deemed invalid; or

(d) deny LDSR access to the books and records of ArcMail.

4.5 Financial Books and Records.

4.5.1. GAAP Books and Records. After Closing, Welch and LDSR shall jointly maintain and manage the books and records of ArcMail in a manner consistent with past practice, and in accordance with GAAP so that LDSR can direct the preparation of audited financials for ArcMail, in its sole discretion and expense. This will be done through a new QuickBooks account in order to keep the financial records going forward separate from the historical financial records.

4.5.2. Operating Reports. After Closing, Welch and LDSR shall jointly prepare weekly operating reports and statements including but not limited to cash flow statements, income statements, accounts payable and accounts receivable reports and such other reports and information as may be reasonably requested LDSR from time-to-time.

4.5.3. Other Financial Functions. After Closing, Welch and LDSR shall work cooperatively and in good faith to agree, from time-to-time, on the manner in which all other finances of the Business, including payroll, taxes, accounting, bookkeeping, record keeping, managing or accounts payable, and accounts receivable, banking, financial records and reporting functions as they pertain to the Business, will be administered, supervised, and maintained.

4.5.4. Historical Financial Books and Records. Welch shall retain, maintain, and make available for inspection and review by LDSR all historical financial books and records of ArcMail.

4.6 Right to Offset. In the event ArcMail fails to make any payment with respect to any of its liabilities, obligations or commitments not expressly assumed or the responsibility of LDSR hereunder (the “Unpaid Liabilities”), LDSR may elect to pay such Unpaid Liabilities, in addition to any other costs or charges, if any, associated with the Unpaid Liabilities (the “Associated Costs”), if the LDSR determines, in its sole and absolute discretion, that such payment is necessary or desirable to allow the Business to continue on an uninterrupted basis. However, (i) LDSR shall be required to give Welch five (5) days prior written notice, which notice shall set forth the amount and identity of the Unpaid Liabilities and Associated Costs; and, (ii) Welch shall not have paid such Unpaid Liabilities and Associated Costs within such five (5) day period or taken reasonable steps to contest such Unpaid Liabilities where ArcMail has reasonable basis to contest such Unpaid Liabilities. ArcMail hereby acknowledges and agrees that if LDSR pays any Unpaid Liabilities or Associated Costs, LDSR shall have the right to offset the amount of such Unpaid Liabilities and/or Associated Costs against amounts then or thereafter due ArcMail under this Agreement.

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V

PAYMENT TERMS

5.1 License Fees. As full and complete payment for the Exclusive License and the rendering of all services required of Welch hereunder, LDSR shall make the following payments to ArcMail (collectively, the “License Fees”):

5.1.1. Initial Payment. A total of Fifty Thousand Dollars ($50,000), payable as follows: (i) a payment in the amount of Twenty Thousand Dollars ($20,000), the receipt of which by ArcMail is hereby acknowledged; and, (ii) the balance of Thirty Thousand Dollars ($30,000), payable upon execution of this Agreement and placed into an escrow account at the expense of LDSR, and released from escrow at Closing in accordance with wire transfer instruction to be provided by Welch.

5.1.2. Closing Payment. Immediately upon Closing, LDSR shall tender payment to ArcMail in the amount of One Hundred Fifty Thousand Dollars ($150,000).

5.1.3. Monthly Payments. LDSR shall tender monthly payments to ArcMail as follows, with the first payment due 30-days after Closing, and each successive payment due on the same day of each successive month:

(a) Months 1 – 6: $25,000 per month.

(b) Months 7 – 17: $30,000 per month.

5.1.4. Final Payment. On Month 18, final payment of the License Fess shall be tendered by LDSR to ArcMail in the amount of Seven Hundred Sixty Five Thousand Dollars ($765,000).

5.2 Use of the License Fees. As a priority payment, and before ArcMail makes any other use of the receipt of each payment of the License Fees, ArcMail shall apply each of the License Fees in the amount necessary to stay current under the terms and conditions of that certain Forbearance Agreement dated 16 July 2018 by and between ArcMail and the additional parties referred to therein as the Noteholders, a copy of which is attached hereto as Exhibit 5.2 (the “Forbearance Agreement”). ArcMail further agrees to at all times be in full compliance with the terms and conditions of the Forbearance Agreement.

VI

CLOSING

6.1 Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place on the ____ day of February, 2019, at such place as the Parties may agree, or at such other time as the Parties may agree. The date on which the Closing occurs is also referred to herein as the “Closing Date”.

6.2 Concurrent Transactions. In addition to all other conditions to Closing herein, the Parties agree that the following concurrent transactions (the “Concurrent Transactions”) must be closed: (i) execution of the Stock Purchase Rights Agreement;(ii) execution of the Business Covenants Agreement by and between Welch and LDSR; and, (iii) any and all other documents and agreements deemed necessary by the Parties in order to effect the transactions envisioned under this Agreement and the Concurrent Transactions. All such items are collectively referred to herein as the “Concurrent Agreements”.

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6.3 Representations and Warranties of ArcMail to be True. The representations and warranties of ArcMail contained in this Agreement or in any statement, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing with the same force and effect as though made at such time. ArcMail shall have performed all obligations and complied with all covenants required by this Agreement, and the other agreements referred to herein, to be performed or complied with by it prior to the Closing.

6.4 Representations and Warranties of LDSR to be True. The representations and warranties of LDSR contained in this Agreement or in any statement, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be true and correct in all material respects on the Closing with the same force and effect as though made at such time. LDSR shall have performed all obligations and complied with all covenants required by this Agreement, and the other agreements referred to herein, to be performed or complied with by it prior to the Closing.

6.5 Deliverables.

6.5.1. By ArcMail. At the Closing, ArcMail shall deliver to LDSR executed versions of this Agreement, the Concurrent Agreements, and all other required documents (including all documents to be signed by Welch); and, executed Board of Directors resolution authorizing the transactions contemplated hereunder.

6.5.2. By LDSR. At the Closing, LDSR shall deliver to ArcMail the Closing Payment by wire transfer; executed versions of this Agreement, the Concurrent Agreements, and all other required documents; and, executed Board of Directors resolution authorizing the transactions contemplated hereunder.

VII

TERM, AND TERMINATION

7.1 Term. The term of this Agreement shall commence on the Closing Date and continue in full force and effect for twenty seven (27) months, unless terminated earlier pursuant to this Agreement.

7.2 Early Termination. This Agreement may be terminated prior to the end of the Term in the following circumstances:

7.2.1. Upon Material Breach. Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing thirty (30) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the thirty (30) day period unless: (i) the Breaching Party cures such breach during such thirty (30) day period; or, (ii) if such breach is not susceptible to cure within thirty (30) days of the receipt of written notice of the breach, and the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately. However, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the Breaching Party.

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7.2.2. Upon Bankruptcy. Either Party may terminate this Agreement immediately if the other Party: (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its creditors; (iv) is dissolved or liquidated in full or in part; (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; (vi) takes any action for the purpose of effecting any of the foregoing; or, (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) calendar days of commencement. In the event that LDSR intends to file for bankruptcy, LDSR shall notify ArcMail before filing, and without further notice, or demand, this Agreement will immediately terminate.

7.3 Effect of Termination. Termination shall be without prejudice to the rights, remedies, obligations, and liabilities which may have accrued on or at any time up to the date of termination. Upon termination, the Exclusive License shall terminate and be of no further force and effect.

7.4 Cross Default. This License Agreement is further conditioned on the continued enforceability of the Stock Purchase Rights Agreement. If at any time LDSR fails to tender timely payment under the Stock Purchase Rights Agreement, and ArcMail rightfully terminates the Stock Purchase Rights Agreement, then as of the termination of the Stock Purchase Rights Agreement all remaining rights and obligations under this License Agreement shall terminate and this License Agreement shall be of no further force and effect.

7.5 Survival. The provisions of Articles X and XIII shall survive the expiration or termination of this Agreement.

VIII

REPRESENTATIONS AND WARRANTIES OF ARCMAIL

Except as expressly set forth to the contrary in Schedules attached to this Agreement, corresponding to the lettered and numbered Sections contained in this Article VIII, ArcMail hereby represents and warrants to LDSR as follows, as of the Execution Date and as of the Closing Date, as supplemented and updated pursuant to this Agreement:

8.1 Organization and Good Standing. ArcMail is a corporation duly organized, validly existing, and in good standing under the laws of the State of Louisiana. ArcMail has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it. ArcMail has no subsidiaries.

8.2 Foreign Qualifications. ArcMail is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification.

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8.3 Authorization.

8.3.1. Operation of Business. ArcMail has the requisite corporate power and authority and all requisite licenses, permits, and franchises necessary to own and operate its properties and to carry on the Business as now being conducted.

8.3.2 Execution of Agreements. ArcMail has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and each of the Concurrent Agreements to which it is a party, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by ArcMail of this Agreement and the Concurrent Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by ArcMail and constitutes the valid and binding obligations of ArcMail, enforceable in accordance with the respective terms.

8.4 Effect of Agreement. As of the Closing, the consummation by ArcMail of the transactions herein contemplated, including the execution, delivery, and consummation of this Agreement, will not:

(a) Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, “Requirement of Law”) applicable to or binding upon ArcMail or the Assets;

(b) Violate (i) the terms of the Articles of Incorporation or Bylaws of ArcMail; (ii) the Forbearance Agreement; or, (iii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon ArcMail or to which ArcMail or the Assets is subject;

(c) Accelerate or constitute an event entitling the holder of any indebtedness of ArcMail to accelerate the maturity of such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any agreement, commitment, contract (written or oral) or other instrument to which ArcMail is a party or by which it is bound or affected.

8.5 Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

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8.6 Financial Statements. The financial statements of ArcMail dated _____________, 2018 (the “Financial Statements”), which have been previously delivered by ArcMail to LDSR, are true, complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial position of ArcMail as of the date thereof. Except to the extent reflected and reserved against in the Financial Statements, ArcMail did not have, as of the date of the Financial Statements, any debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those obligations that are not required by generally accepted accounting principles to be included in the Financial Statements.

8.7 Changes in Financial Condition. Since the date of the Financial Statements, there has not been:

(a) Any material change in the condition (financial or otherwise) or business of ArcMail, except changes in the ordinary course of business, none of which has been materially adverse;

(b) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, business or prospects of ArcMail;

(c) Any change in the accounting methods or practices followed by ArcMail or any change in the depreciation or amortization policies or rates adopted by ArcMail (whether or not presently outstanding), except liabilities incurred, and obligations under agreements entered into, in the ordinary course of business; or

(d) Any sale, lease, abandonment or other disposition by ArcMail, other than in the ordinary course of business, of any machinery, equipment or other operating properties directly or indirectly related to the Business.

8.8 Legal Proceedings. Except as set forth in Schedule 8.10, attached hereto and incorporated herein by reference, there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best knowledge of ArcMail, threatened against ArcMail (or in which ArcMail is plaintiff or otherwise a party thereto), and, to the best knowledge of ArcMail, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding that might reasonably be expected to have a material adverse effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement. ArcMail has not waived any statute of limitations or other affirmative defense with respect to any of its liabilities. There is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which ArcMail is a party. ArcMail has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice.

8.9 Permits and Licenses. ArcMail has all licenses and permits (federal, state and local) required by governmental authorities to own, operate, and carry on the Business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them. All permits, licenses, orders or approvals of governmental or administrative authorities required to permit ArcMail to carry on after the Closing the Business as currently conducted have been obtained and are in full force and effect.

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8.10 Customers and Suppliers. The books and records of ArcMail contain a correct and complete list of each of the customers and suppliers of the Business who have dealt with the Business during the three (3) year period ending on the date hereof (the “Customers and Suppliers”). ArcMail has taken all commercially reasonable steps to maintain the confidentiality of the Customers. To the best knowledge of ArcMail, as of the Closing:

(a) ArcMail has no reasonable cause to believe that any of its Customers or Suppliers, or any other person or entity having material business dealings with the Business, will cease to continue such relationship with immediately after the Closing;

(b) ArcMail has no reasonable cause to believe that any of its Customers or Suppliers, or any other person or entity having material business dealings with the Business, will substantially reduce the extent of such relations with the Business at any time from or after the Closing;

(c) ArcMail has no reasonable cause to believe that there are no existing or contemplated material modifications or changes in the business relationship of any Customers or Suppliers with ArcMail; and

(d) ArcMail has no reasonable cause to believe that there are existing conditions or states of facts or circumstances which have materially affected adversely, or will materially adversely affect, the relationship of the Business with Customers or Suppliers after the Closing, or which has prevented or will prevent the Business from being carried on after the Closing, in essentially the same manner as it is currently carried on.

8.11 Material Agreements. Except as set forth in Schedule 8.11, attached hereto and incorporated herein by reference, ArcMail is not a party to, nor are is the Business or Business Assets bound by or subject to, any of the following:

(a) license agreement or assignment (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefore), know-how or technical assistance, or other proprietary rights (other than trademark agreements which are entered into in the ordinary course of the Business in conjunction with sales agreements);

(b) agreement with any vendor, distributor, dealer, sales agent or representative other than contracts or orders for the purchase or sale of goods made in the usual and Ordinary Course of Business at an aggregate price per contract or order of less than $50,000 and a terms of less than ninety days under any such contract or order;

(c) agreement with any supplier or customer with respect to discounts (other than those reflected on ArcMail’s current price lists) or allowances or extended payment terms;

(d) joint venture or partnership agreement with any other person;

(e) agreement which restricts ArcMail from doing business anywhere in the world; or

(f) long-term services agreement.

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8.12 Employees. Prior to Closing ArcMail has delivered to LDSR a list of (i) all employees of ArcMail, along with the position and the annual rate of compensation of each such person; and, (ii) all independent contractors of ArcMail rendering services to ArcMail, along with a brief description of the terms of each such contractor’s arrangement. Since delivery of that list there have no material changes to any information contained therein. ArcMail is not aware of any key employee or group of employees that have any plans to not work for ArcMail after the Closing. Except as set forth in Schedule 8.12, and except as otherwise provided for herein, ArcMail is not a party to any employment agreement, independent contractor agreement, or similar arrangement or agreement, whether it be reduced to written form or an oral promise.

8.13 Insurance Policies. All insurance policies maintained by ArcMail on the Business, Business Assets, officers, and personnel provide adequate and sufficient liability and property damage coverage commensurate with the business practices of the Business. ArcMail does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

8.14 Intellectual Property Rights. The “Intellectual Property Assets” are all those necessary for the operation of the Business by ArcMail as it is currently conducted, and are listed on Schedule 8.14, attached hereto and incorporated herein by reference. ArcMail is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. To the extent that any employee or former employee of ArcMail has developed or invented or otherwise produced any of the Intellectual Property Assets, all such former and current employees of ArcMail have executed written contracts that assign to ArcMail all rights to any inventions, improvements, discoveries, or information relating to the Intellectual Property Assets. No such employee or former employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than ArcMail.

8.15 Other Arrangements. Other than the Forbearance Agreement and that certain Security Agreement dated 01 September 2014, a copy of which is attached hereto as Exhibit 8.15, ArcMail is not a party to any contract, commitment or agreement, nor is the Business or any of the Business Assets subject to, or bound or affected by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character which is not applicable to the Business generally, which would, individually or in the aggregate, materially adversely affect the Business or any of the Business Assets. ArcMail is also not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments contemplated by this Agreement, to any other person as a result of the consummation of the transactions contemplated herein.

8.16 Disclosure. No representation or warranty made by ArcMail in this Agreement or in any writing furnished or to be furnished pursuant to or in connection with this Agreement knowingly contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. ArcMail has disclosed to LDSR all material information known to it related to ArcMail and the Business, and their respective condition, operations and prospects.

8.17 Material Defaults. ArcMail is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which ArcMail is a party is in default thereunder, which default would materially and adversely affect the properties, assets, or prospects of the Business.

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8.18 Tax Matters.

(a) ArcMail has filed all tax returns (federal, state and local) required to be filed by it, and all such tax returns filed are complete and accurate in all material respects.

(b) ArcMail has paid all taxes due and payable on the returns or any assessments or penalties received by it and all other taxes (federal, state and local) due and payable by it.

(c) ArcMail has collected and withheld all taxes required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.

(d) ArcMail is in compliance with all back-up withholding and information reporting requirements under federal, any state, local, or foreign laws, and the rules and regulations thereunder.

(e) No examination or audit of any tax returns of ArcMail by any governmental entity is currently in progress or, to the knowledge of ArcMail, threatened or contemplated. ArcMail has not waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

8.19 Other Matters. ArcMail has not taken and has not agreed to take any action, and has no knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement or the Concurrent Agreements.

8.20 Advice of Changes. Between the Execution Date and the Closing Date, ArcMail shall promptly advise LDSR in writing of any fact which, if existing or known at the Execution Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Execution Date, would have made any of the representations herein untrue.

IX

REPRESENTATIONS AND WARRANTIES BY BUYER

Except as expressly set forth to the contrary in Schedules attached to this Agreement, corresponding to the lettered and numbered Sections contained in this Article IX, LDSR hereby represents and warrants to ArcMail as follows, as of the Execution Date and as of the Closing Date, as supplemented and updated pursuant to this Agreement:

9.1 Organization. LDSR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. LDSR is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

9.2 Authorization.

9.2.1. Operation of Business. LDSR has the corporate power and authority to own and operate its properties and to carry on its business as now being conducted. LDSR has the corporate authority to enter into, execute, and deliver this Agreement, and the agreements referred to herein, and to consummate the transactions contemplated hereunder.

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9.2.2. Execution of Agreement. LDSR has the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and each of the Concurrent Agreement to which it is a party, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by LDSR of this Agreement, and each of the Concurrent Agreements to which it is a party. This Agreement has been duly and validly executed and delivered by LDSR and constitutes the valid and binding obligations of LDSR, enforceable in accordance with the respective terms.

9.3 Effect of Agreement. As of the Closing, the consummation by LDSR of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will not:

(a) Violate any Requirement of Law applicable to or binding upon LDSR;

(b) Violate (i) the terms of the Articles of Incorporation or Bylaws of LDSR; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon LDSR or to which LDSR is subject; or

(c) Accelerate or constitute an event entitling the holder of any indebtedness of LDSR to accelerate the maturity of such indebtedness; or

(d) Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any part of the assets of LDSR or any other assets of LDSR under any agreement, commitment, contract (written or oral) or other instrument to which LDSR is a party, or by which any of its assets (or any part thereof) is bound or affected.

9.4 Investigation. On or prior to the Closing, will have had the opportunity to investigate the books, records, and the Financial Statements of ArcMail. As of the Closing, LDSR will consummate the transactions envisioned hereunder based upon its own independent investigation and evaluation of the Business and its prospects, and the covenants, representations, and warranties of ArcMail set forth herein. LDSR is expressly not relying on any oral representations made by ArcMail with regard to the Business.

X

INDEMNIFICATION

10.1 ArcMail Obligations. ArcMail agrees to defend, indemnify and hold LDSR, its affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising out of or in connection with third party claims, suits, actions, demands or judgments relating to (i) all Liabilities of ArcMail arising or accruing prior to the Closing Date; (ii) all Liabilities of ArcMail arising or accruing after the Closing Date and not otherwise the obligation of LDSR hereunder; (iii) as a result of a material breach by ArcMail of any of its representations and warranties made hereunder; or, (iv) as a result of any other material breach by ArcMail of this Agreement.

10.2 LDSR Obligations. LDSR agrees to defend, indemnify and hold ArcMail, its affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, harmless from and against any Liabilities arising out of or in connection with third party claims, suits, actions, demands or judgments relating to (i) all Liabilities of LDSR not otherwise provided for hereunder; (ii) the use of the Exclusive License pursuant to this Agreement; (iii) as a result of a breach by LDSR of any of its representations and warranties made hereunder; or, (iv) as a result of a material breach by LDSR of any other provision of this Agreement.

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10.3 Procedure. In the event that a Party (an “Indemnitee”) intends to claim indemnification under this Article X, such Party shall promptly notify the indemnifying Party of any Liability in respect of which the Indemnitee intends to claim such indemnification, and the indemnifying Party shall assume the defense thereof with mutually satisfactory counsel. However, an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitee under this Article X shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any Liability covered by this Agreement.

XI

ADDITIONAL AGREEMENTS AND OBLIGATIONS

11.1 Best Efforts. Each Party hereby agrees to use their respective best efforts to perform the duties delegated to it pursuant to this Agreement, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 11.1 shall not include any obligation to incur substantial expense or liability.

11.2 Audit Rights. Each Party shall permit accountants retained by that Party to have access to its records and books for the sole purpose of verifying information provided by one Party to the other. Such examination shall be conducted during regular business hours and upon reasonable notice, at the requesting Party’s own expense and no more than four (4) times in each calendar year during the term of this Agreement, and once during the three (3) calendar years following the termination hereof.

11.3 Post-Closing Business. ArcMail hereby agrees that, except as otherwise consented to in writing by LDSR or otherwise expressly permitted hereunder or under the Concurrent Agreements, at all times after the Closing:

(a) ArcMail will carry on the Business in a manner consistent with this Agreement, and will use its best efforts to preserve its business organization intact, and to keep available the services of all of its present employees, agents, and representatives.

(b) No change will be made in the authorized or issued capital stock of ArcMail, nor shall any rights, warrants, or options relating thereto be issued inconsistent with the transactions contemplated hereunder.

(c) No dividend or other distribution will be declared, set aside, or paid on or in respect of the common capital stock of ArcMail, nor will ArcMail directly redeem, retire, purchase, or otherwise reacquire any of its stock.

(d) ArcMail will not sell or otherwise dispose of any of the Business Assets or any other properties or assets, purchase or otherwise acquire any properties or assets, incur any liabilities or enter into any transactions, outside of the ordinary course of the ArcMail Business, except with the express written consent of LDSR.

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(e) From and after the Closing, ArcMail will permit LDSR and its duly authorized agents to have reasonable access to the offices, properties, books, and records of ArcMail for the purpose of investigating the business and examining the records of ArcMail, verifying the representations made in this Agreement and the performance of the conditions set forth in this Agreement, consistent with the provisions of 11.2, herein.

XII

NOTICES

All notices, requests, demands, and other communications required or permitted to be given hereunder shall be effected pursuant to Section 13.15, below, as follows:

If to LDSR:	With a copy to:
Mr. Keith A. Rosenbaum, Esq.
SPECTRUM LAW GROUP, APC, INC.
23 Corporate Plaza, Suite 150., Suite
Newport Beach, California 92660,
keith@spectrumlawgroup.com

If to ArcMail:	With a Copy to:
Mr. Michael P. Mangan, Esq.
Mangan Ginbserg, LLP, INC.
80 Maiden Lane, Suite 304.
New York, New York 10038
mpm@mangan-ginsberg.com
____,

XIII

ADDITIONAL PROVISIONS

13.1 Executed Counterparts. This Agreement may be executed in any number of counterparts, when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Fax or by E-Mail, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any photographic, photocopy, or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

13.2 Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; and, (ii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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13.3 Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

13.4 Governing Law. This Agreement shall be governed by the laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that Wake County Superior Court, Raleigh, North Carolina, shall be the sole jurisdiction and venue for the bringing of such action.

13.5 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

13.6 Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

13.7 Recovery of Fees by Prevailing Party. In the event of any legal action (including arbitration) to enforce or interpret the provisions of this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses including expert witness fees of the prevailing Party in such amount as the court shall determine.

13.8 Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

13.9 Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

13.10 Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions, and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties.

13.11 Assignability. Except as otherwise provided for herein, this Agreement is not assignable by either Party without the expressed written consent of all Parties.

13.12 Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

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13.13 Agreement Provisions, Exhibits, and Schedules. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

13.14 Further Assurances. Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 13.14.

13.15 Notices.

13.15.1. Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

13.15.2. Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

13.15.3. Address Changes. Any Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 13.18.

13.16 Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to “Dollars” or “$” shall be construed as being United States Dollars; (vi) the term “including” is not limiting and means “including without limitation”; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

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XIV

EXECUTION

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties in Wake County, North Carolina, and shall be effective as of and on the Effective Date. Each of the Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

ARCMAIL:	LDSR:

WALA, INC.,	LANDSTAR, INC.,
a Louisiana corporation	a Nevada corporation

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

DATED:	DATED:

WELCH, as to those provisions requiring his agreement:

RORY WELCH

DATED:

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